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                                                                    EXHIBIT 4.10

         Resolution 8:

         THAT, subject to the passing of Resolution 7, the Directors be and hereby are generally and unconditionally authorized to exercise all powers of the Company to allot equity securities (within the meaning of Section 94(2) of the Companies Act 1985, as amended by the Companies Act 1989 (the "Companies Act")), as if Section 89(1) of the Companies Act did not apply to such allotment, provided that this authority shall:

         i) expire on the earlier of the date of the 1997 Annual General Meeting of the Company or October 19, 1997, save that the Directors may allot equity securities under this authority after the expiry thereof pursuant to any offer or agreement made by the Company on or before such expiry date pursuant to this authority as if such authority had not expired; and

         ii)     be limited to the allotment of equity securities:

                          (a) in connection with a rights issue or any other pre-emptive offer concerning equity securities in the Company where it is, in the opinion of the Directors, necessary or expedient to allot equity securities otherwise than in accordance with Section 89 of the Companies Act by reason of the rights attached to any shares or securities of the Company or in relation to fractional entitlements or legal or practical problems under the laws of or the requirements of any recognized regulatory body or stock exchange in any territory;

                          (b) pursuant to the terms of any stock option plan or share option scheme or other plan for employees and/or executive or non-executive Directors approved by the Company in a general meeting, up to an aggregate nominal value of L.273,890; or

                          (c) otherwise then pursuant to sub-paragraphs (a) and (b) above, up to an aggregate nominal value not exceeding L.547,781.